As filed with the Securities and Exchange Commission on May 26, 2005

Registration No. 333-______________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SUNAIR ELECTRONICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	59-0780772 (I.R.S. Employer Identification No.)

3005 Southwest Third Avenue
Fort Lauderdale, Florida 33315
(954) 525-1505
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sunair Electronics, Inc. 2004 Stock Incentive Plan
Stock Option Agreements for:
Arnold Heggestad, Ph.D.
Gerard P. Laheney
Steven P. Oppenheim
John J. Hayes
(Full Title of the Plans)

John J. Hayes
3005 Southwest Third Avenue
Fort Lauderdale, Florida 33315
(954) 525-1505
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
Title of	Amount to	Offering Price Per		Aggregate Offering	Amount of
Securities to be Registered	be Registered	Share		Price (1)	Registration Fee
Common Stock, par value $.10 per share	1,026,667 shares(2)	$9.03	(1)	$9,270,803	$1,091

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The proposed Maximum Offering Price is based on the average of the high and low prices of shares of Common Stock as reported on the American Stock Exchange on May 24, 2005 of $9.03 per share.

(2)	Represents the aggregate number of shares issuable under the Sunair Electronics, Inc. 2004 Stock Incentive Plan and upon exercise of options granted pursuant to Stock Option Agreements with Arnold Heggestad, Ph.D., Gerard P. Laheney, Steven P. Oppenheim and John J. Hayes.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to recipients of stock options of Sunair Electronics, Inc. (the “Company”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

     Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. The documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof will be available to recipients of stock options, without charge, upon written or oral request. Any such request should be directed to Synnott B. Durham, Treasurer, Sunair Electronics, Inc., 3005 Southwest Third Avenue, Fort Lauderdale, Florida 33315, telephone (954) 525-1505.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
(Not Required in Prospectus)

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004.

(b)	The Company’s Quarterly Reports on Form 10-QSB for the fiscal quarters ended December 31, 2004 and March 31, 2005.

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on February 1, 2005, February 14, 2005, March 29, 2005 and May 20, 2005.

     In addition, all documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of this Registration Statement and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such document with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

     Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 607.0850 of the Florida Business Corporation Act permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity in which such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his or her conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     The Company’s Articles of Incorporation as well as its Bylaws provide that it shall have the power to indemnify and may insure its officers and directors to the fullest extent not prohibited by law.

     Section 607.0831 of the Florida Business Corporation Act provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his or her duties as a director; and (ii) the director’s breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Due to the foregoing provisions, security holders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available for any particular case, security holders may not have any effective remedy against the challenged conduct.

     Under a purchase agreement governing the sale of units to Coconut Palm Capital Investors II, Ltd. (“Coconut Palm”), which the Company entered into on November 17, 2004, the Company and Coconut Palm have each agreed to indemnify the other and their directors, officers, agents and representatives and any underwriters against certain civil liabilities that may be incurred in connection with Coconut Palm’s resale of shares of the Company’s Common Stock, including certain liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons, under the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any suit or proceeding) is asserted by a director, officer or controlling person of the Company in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The exhibits filed as part of this Registration Statement are as follows:

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Akerman Senterfitt

10.1	Sunair Electronics, Inc. 2004 Stock Incentive Plan (Incorporated
by reference to Annex D to the Company’s Proxy Statement filed with the Commission on January 18, 2005)

10.2	Form of Stock Option Agreement Executed by Each of the Persons Set
Forth on Schedule I Thereto (Incorporated by reference to Exhibit
10.4 to the Form 8-K filed with the Commission on March 29, 2005)

10.3	Stock Option Agreement with John J. Hayes

23.1	Consent of Berenfield Spritzer Shecter & Sheer

23.2	Consent of Akerman Senterfitt (included in opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included as part of the signature page hereto).

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the

Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable in the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy and as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Sunair Electronics, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 25th day of May, 2005.

SUNAIR ELECTRONICS, INC.
By:	/s/ John J. Hayes
JOHN J. HAYES
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Hayes and Synnott B. Durham, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ John J. Hayes John J. Hayes	President and Chief Executive Officer (principal executive officer)	May 25, 2005

/s/ Synnott B. Durham Synnott B. Durham	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	May 25, 2005

/s/ Mario B. Ferrari Mario B. Ferrari	Director	May 25, 2005

/s/ Arnold Heggestad Arnold Heggestad	Director	May 25, 2005

/s/ Michael D. Herman Michael D. Herman	Director	May 25, 2005

/s/ James E. Laurent James E. Laurent	Director	May 25, 2005

/s/ Steven P. Oppenheim Steven P. Oppenheim	Director	May 25, 2005

/s/ Richard C. Rochon Richard C. Rochon	Director	May 25, 2005

EXHIBIT INDEX

EXHIBIT NUMBER		DESCRIPTION

5.1	—	Opinion of Akerman Senterfitt

10.3	—	Stock Option Agreement with John J. Hayes

23.1	—	Consent of Berenfeld Spritzer Shecter & Sheer